Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cimarex Energy Co. 401(k) Plan

Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Coterra Energy Inc. of our report dated June 21, 2022, relating to the Statement of Net Assets Available for Plan Benefits as of December 31, 2021 and the related Statement of Changes in Net Assets Available for Plan Benefits for the year then ended and the related notes and supplemental schedule of Cimarex Energy Co. 401(k) Plan, which appear in this Form 11-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Denver, Colorado

June 21, 2022